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                                                                    EXHIBIT 10.1

                                  Sepracor Inc.

                  Amendment to the 1991 Restated Stock Option Plan
                  ------------------------------------------------

                        Adopted by the Board of Directors

                                on March 27, 1996

RESOLVED: That, subject to stockholder approval, the first sentence of Section 4
- -------- of the 1991 Restated Stock Option Plan (the "Stock Option Plan") be and hereby is amended to read in its entirety as follows:

               "Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan (including the Plan as in effect prior to this amendment and restatement) is 5,000,000 shares."

RESOLVED: That, subject to stockholder approval, Section 3(a) of the Stock
- -------- Option Plan be and hereby is amended by amending the last sentence of such subsection to read in its entirety as follows:

               "Subject to adjustment as provided in Section 15 below, the maximum number of shares with respect to which options may be granted to any employee under the Plan shall not exceed 500,000 shares of common stock during any calendar year. For the purpose of calculating such maximum number, (a) an option shall continue to be treated as outstanding notwithstanding its repricing, cancellation or expiration and (b) the repricing of an outstanding option or the issuance of a new option in substitution for a cancelled option shall be deemed to constitute the grant of a new additional option separate from the original grant of the option that is repriced or cancelled."